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| FORM 4 |               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                          Washington, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.  Name and Address of Reporting Person*

    Lai-Goldman,                     Myla                        P.
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     (Last)                        (First)                    (Middle)

                      c/o Laboratory Corporation of America
                            420 South Spring Street
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                                    (Street)

Burlington                          North Carolina                   27215
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  (City)                               (State)                       (Zip)

2.  Issuer Name and Ticker or Trading Symbol

    Labortory Corporation of America Holdings ("LH")
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                --------------
4.  Statement for Month/Year  February 2002
                              --------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    ___ Director     X  Officer             ___ 10% Owner    ___ Other
                    --- (give title below)                       (specify below)

Executive Vice President, Chief Scientific Officer and Medical Director
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7.  Individual or Joint/Group Filing (Check Applicable Line)
     X    Form filed by One Reporting Person
    ---

    ____ Form filed by More than One Reporting Person
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Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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
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1. Title                 2. Trans-   3. Trans-       4. Securities Acquired (A)      5. Amount of        6. Owner-     7. Nature of
    of                      action      action          or Disposed of (D)              Securities           ship          Indirect
  Security                  Date         Code            (Instr. 3, 4 and 5)           Beneficially         Form:        Benefically
 (Instr. 3)                (Month/     (Instr. 8)                                        Owned at           Direct         Ownership
                             Day/    -------------------------------------------          End of            (D) or
                            Year)                                                         Month            Indirect
                                     Code     V      Amount     (A)or (D)  Price      (Instr. 3 and 4)       (I)
                                                                                                          (Instr. 4)      (Instr. 4)
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
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    Common Stock         02/27/02      M             14,800      A       $20.625                             D
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    Common Stock         02/27/02      S              4,800      D      $81.9992                             D
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    Common Stock         02/27/02      S             10,000      D        $81.95        80,253.1787          D
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

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  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative            2. Conversion          3. Transaction   4. Transaction     5.  Number of
    Security (Instr. 3)               or Exercise            Date             Code                Derivative Securities
                                      Price of               (Month/Day/      (Instr. 8)          Acquired (A) or
                                      Derivative              Year)                               Disposed of (D)
                                      Security                                                    (Instr. 3, 4, and 5)

                                                                           --------------------------------------------------
                                                                           Code      V                 (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option(1)                    $20.625                  02/27/02        M                                       14,800
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
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                     6. Date Exer-          7. Title and Amount of     8. Price    9. Number       10. Owner-       11. Nature
                        cisable and            Underlying Securities      of          of Deriv-        ship             of In-
                        Expiration             (Instr. 3 and 4)           Deriv-      ative            Form             direct
                        Date                                              ative       Securities       of De-           Bene-
                        (Month/Day/                                       Security    Beneficially     rivative         ficial
                        Year)                                             (Instr.     Owned at End     Securities       Owner-
                                                                          5)          of Month         Bene-            ship
                                                                                      (Instr. 4)       ficially         (Instr.
                                                                                                       Owned at         4)
                                                                                                       End of
                                                                                                       Month
                                                                                                       (Instr. 4)

                      --------------------------------------------
                      Date                          Amount or
                      Exer-    Expiration           Number of
                      cisable  Date         Title   Shares
--------------------------------------------------------------------------------------------------------------------------------
                                            Common
                      (2)      02/09/10     Stock   14,800                         7,400            D
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

Explanation of Responses:

(1) Common stock purchase option granted pursuant to Laboratory Corporation of America Holdings 1994 Stock Option Plan.

(2) Total option to purchase 22,200 shares vests in three equal installments on February 9, 2001, February 9, 2002, and February 9, 2003.

          /s/ Bradford T. Smith                             March 11, 2002
          ---------------------------------------          ----------------
               **Signature of Reporting Person                  Date
          Bradford T. Smith, Attorney-In-Fact for
          Myla P. Lai-Goldman

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If this form is filed by more than one reporting person, see Instruction 4(b)(v).

       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed.
          If space provided is insufficient, see Instruction 6 for procedure.